EXHIBIT 3.(i)-d


                         CERTIFICATE OF AMENDMENT
                 OF RESTATED CERTIFICATE OF INCORPORATION


     Bally Manufacturing Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation adopted resolutions on February 15, 1994 proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation:

          WHEREAS, it is deemed advisable and in the best interest of the Company to change its name to Bally Entertainment Corporation so that the Company's name will more accurately describe its ongoing business activities through the use of the broader descriptive term "entertainment".

          NOW, THEREFORE, BE IT RESOLVED, that Article FIRST of the Company's Restated Certificate of Incorporation shall be amended by striking out Article FIRST in its entirety and inserting in lieu thereof the following:

              FIRST:  The name of the Corporation is
          Bally Entertainment Corporation;

          FURTHER RESOLVED, that this Board of Directors recommends that the foregoing amendment be submitted to the stockholders of the Company for approval at the Annual Meeting of Stockholders of the Company;

          FURTHER RESOLVED, that the officers of the Company, or any of them, be, and they hereby are, authorized to execute and deliver any and all documents required to be executed or delivered in connection with the name change, including, but not limited to, executing and delivering to the Secretary of State of the State of Delaware a Certificate of Amendment to Restated Certificate of Incorporation and to cause the same to be recorded with the New Castle County Recorder's office, and to execute and deliver any and all additional documents required to be executed or delivered in all other states in which the name change must be filed and recorded; and

          FURTHER RESOLVED, that the officers of the Company, or any of them, be, and they hereby are, authorized to execute and deliver any and all additional documents required to be executed or delivered in connection with the above resolutions; and that all acts and deeds previously performed by the officers of the Company in connection with the above be, and they hereby are, approved, ratified and affirmed for and on behalf of the Company.

SECOND: That at the annual meeting of stockholders of the Corporation held on May 17, 1994, upon notice in accordance with
Section 222 of the General Corporation Law of the State of
Delaware, the necessary number of shares as required were voted in favor of the aforesaid amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General
Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Bally Manufacturing Corporation has caused this Certificate to be signed by Lee S. Hillman, its Executive Vice President, and attested by Carol S. DePaul, its Secretary, this 17th day of May, 1994.
                         BALLY MANUFACTURING CORPORATION

                         By /s/Lee S. Hillman
                            Executive Vice President
ATTEST:
By /s/ Carol S. DePaul
   Secretary